                                 EXHIBIT 4.2.4



                          FOURTH AMENDMENT TO
                            CREDIT AGREEMENT

         This FOURTH AMENDMENT TO CREDIT AGREEMENT, dated as of September 3, 1999 (this "AMENDMENT"), to the Existing Credit Agreement (as defined below), is among DAYTON SUPERIOR CORPORATION, an Ohio corporation (the "BORROWER"), each of the entities identified as Consenting Obligors on the signature pages hereto (collectively, the "CONSENTING OBLIGORS"), the various financial institutions signatories hereto as Revolving Lenders (collectively, the "REVOLVING LENDERS"), and BANK ONE, N.A., as facility agent (the "FACILITY AGENT").

                             W I T N E S S E T H:

         WHEREAS, the Borrower, the lenders from time to time parties thereto (including the Revolving Lenders), and the Agents are parties to a Credit Agreement, dated as of September 29, 1997 (as further amended, supplemented, amended and restated or otherwise modified prior to the date hereof, the "EXISTING CREDIT AGREEMENT");

         WHEREAS, the Borrower has requested that the Revolving Lenders amend the Existing Credit Agreement to permit the Borrower to issue its convertible subordinated debentures which will become due in 2029 (the "SUBORDINATED DEBENTURES") in an aggregate principal amount not exceeding $47,425,000 and having an interest rate thereon not exceeding 11%;

         WHEREAS, the purchaser of all of the Subordinated Debentures will be a statutory business trust created under the laws of the State of Delaware (the "Trust"), the common securities (the "TRUST COMMON SECURITIES") of which, representing all of the common undivided beneficial interests in the assets of the Trust, will be directly acquired by the Borrower in exchange for Subordinated Debentures;

         WHEREAS, the Trust will issue convertible trust preferred securities (the "CONVERTIBLE TRUST PREFERRED SECURITIES") in an aggregate liquidation amount not exceeding $46,000,000;

         WHEREAS, the Convertible Trust Preferred Securities will be (a) sold in a registered public offering (and, together with each subsequent holder thereof, the "CONVERTIBLE TRUST PREFERRED SECURITIES HOLDERS") for cash and all such proceeds will concurrently be used by the Trust to purchase the Subordinated Debentures and (b) under certain circumstances, convertible into the common shares of the Borrower (the "COMMON STOCK") by first being exchanged for a portion (equal to the liquidation preference of the Convertible Trust Preferred Securities being so converted) of the Subordinated Debentures held by the Trust which then immediately will be converted into Common Stock; and

         WHEREAS, the Revolving Lenders have agreed, subject to the terms and conditions hereinafter set forth, to amend the Existing Credit Agreement in certain respects as set forth below (the Existing Credit Agreement, as amended by this Amendment, being referred to as the "CREDIT AGREEMENT");

         NOW, THEREFORE, in consideration of the agreements herein contained, the parties hereto agree as follows:

                                   PART I

                                DEFINITIONS

         SUBPART 1.1. CERTAIN DEFINITIONS. The following terms (whether or not underscored) when used in this Amendment shall have the following meanings (such meanings to be equally applicable to the singular and plural form thereof):

         "AMENDMENT" is defined in the PREAMBLE.

         "BORROWER" is defined in the PREAMBLE.

         "COMMON STOCK" is defined in the FIFTH RECITAL.

         "CONSENTING OBLIGORS" means each of the entities identified as such on the signature pages hereof.

         "CONVERTIBLE TRUST PREFERRED SECURITIES" is defined in the FOURTH RECITAL.

         "CONVERTIBLE TRUST PREFERRED SECURITIES HOLDERS" is defined in the FIFTH RECITAL.

         "CREDIT AGREEMENT" is defined in the FOURTH RECITAL.

         "EXISTING CREDIT AGREEMENT" is defined in the FIRST RECITAL.

         "FACILITY AGENT" is defined in the PREAMBLE.

         "FOURTH AMENDMENT EFFECTIVE DATE" is defined in SUBPART 4.1.

         "REVOLVING LENDERS" is defined in the PREAMBLE.

         "SUBORDINATED DEBENTURES" is defined in the SECOND RECITAL.

         "TRUST" is defined in the THIRD RECITAL.

         "TRUST COMMON SECURITIES" is defined in the THIRD RECITAL.

         SUBPART 1.2. OTHER DEFINITIONS. Terms for which meanings are provided in the Existing Credit Agreement are, unless otherwise defined herein or the context otherwise requires, used in this Amendment with such meanings.

                                  PART II

                           AMENDMENTS TO THE
                       EXISTING CREDIT AGREEMENT

         Effective on (and subject to the occurrence of) the Fourth Amendment Effective Date, the Existing Credit Agreement is hereby amended in accordance with this PART II. Except as so amended, the Existing Credit Agreement shall continue in full force and effect in accordance with its terms and is hereby ratified and confirmed in all respects.

         SUBPART 2.1. AMENDMENT TO ARTICLE I OF THE EXISTING CREDIT AGREEMENT.
Article I of the Existing Credit Agreement is hereby amended pursuant to this Subpart 2.1.

         SUBPART 2.1.1. SECTION 1.1. (a) Section 1.1 of such Article is hereby amended by inserting in the proper alphabetical locations the following definitions:

                  "CONVERTIBLE SUBORDINATED DEBENTURE DOCUMENTS" means the Convertible Subordinated Debenture Indenture and the Subordinated Debentures.

                  "CONVERTIBLE SUBORDINATED DEBENTURE INDENTURE" means that certain Junior Convertible Subordinated Indenture, substantially in the form of the draft attached as Exhibit 4.6 to the registration statement filed by the Borrower with the Securities and Exchange Commission effective August 6, 1999, pursuant to which the Subordinated Debentures were issued on the Fourth Amendment Effective Date (or within 30 days thereafter pursuant to an exercise of the over-allotment option granted by the Borrower) and as the same may be amended or otherwise modified from time to time thereafter in accordance with the terms hereof.

                  "CONVERTIBLE TRUST PREFERRED SECURITIES" means the convertible trust preferred securities that were issued on the Fourth Amendment Effective Date (or within 30 days thereafter pursuant to an exercise of the over-allotment option granted by the Borrower), in substantially the form of Exhibit D to the Convertible Trust Preferred Securities Trust Agreement, by the Trust pursuant to the Convertible Trust Preferred Securities Trust Agreement with an aggregate liquidation preference not exceedingly $46,000,000.

                  "CONVERTIBLE TRUST PREFERRED SECURITIES DOCUMENTS" means the Convertible Trust Preferred Securities Trust Agreement, the Convertible Trust Preferred Securities, the Trust Common Securities, the Convertible Trust Preferred Securities Guaranty and the Convertible Subordinated Debenture Documents.

                  "CONVERTIBLE TRUST PREFERRED SECURITIES GUARANTY" means the Guarantee Agreement executed by the Borrower in favor of the Convertible Trust Preferred Securities Holders on the Fourth Amendment Effective Date, substantially in the form attached as Exhibit 4.9 to the registration statement filed by the Borrower with the Securities and Exchange Commission effective August 6, 1999, and as the same may be amended or otherwise modified from time to time thereafter in accordance with the terms hereof.

                  "CONVERTIBLE TRUST PREFERRED SECURITIES HOLDER" means a holder of a Convertible Trust Preferred Security.

                  "CONVERTIBLE TRUST PREFERRED SECURITIES TRUST AGREEMENT" means that certain Trust Agreement of the Trust that is qualified as an indenture under the Trust Indenture Act of 1939, as amended, substantially in the form attached as Exhibit 4.5 to the registration statement filed by the Borrower with the Securities and Exchange Commission effective August 6, 1999, pursuant to which the Convertible Trust Preferred Securities and the Trust Common Securities were issued on the Fourth Amendment Effective Date and as the same may be amended or otherwise modified from time to time thereafter in accordance with the terms hereof.

                  "FOURTH AMENDMENT" means the Fourth Amendment to Credit Agreement, dated as of September 3, 1999, among the Borrower, the Revolving Lenders parties thereto, and the Facilities Agent.

                  "FOURTH AMENDMENT EFFECTIVE DATE" means the Fourth Amendment Effective Date (as defined in the Fourth Amendment).

                  "SUBORDINATED DEBENTURES" means the convertible subordinated debentures due in 2029 that were issued pursuant to the Convertible Subordinated Debenture Indenture on the Fourth Amendment Effective Date, in substantially the form described in Article 2 of the Convertible Subordinated Debenture Indenture, by the Borrower in an aggregate principal amount not exceeding $47,425,000.

                  "TRUST" means Dayton Superior Capital Trust, a statutory business trust created under the laws of the State of Delaware.

                  "TRUST COMMON SECURITIES" means the common securities of the Trust representing all of the common undivided beneficial interests in the assets thereof, which securities are to be issued by the Trust pursuant to the Convertible Trust Preferred Securities Trust Agreement, in substantially the form of Exhibit C to the Convertible Trust Preferred Securities Trust Agreement.

         (b) The definition of each of "Applicable Commitment Fee" and "Applicable Margin" in Section 1.1 of such Article is hereby amended by inserting the following sentence at the end each such definition:

         "Notwithstanding anything to the contrary herein, in calculating the Leverage Ratio for purposes of this (and only this) definition, the terms "Indebtedness" and "Interest Expense" shall exclude the Subordinated Debentures and the Interest Expense related thereto (and the Convertible Trust Preferred Securities and the distributions thereon to the extent such securities and distributions are ever determined to constitute "Indebtedness" and "Interest Expense" of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP)."


         (c) The definition of "Interest Expense" in Section 1.1 of such Article is hereby amended by inserting the words "; PROVIDED, HOWEVER, that, for all purposes of this Agreement (other than the calculation of the definition of "Leverage Ratio" (or any other defined term that is used in the calculation thereof) for purposes of determining the "Applicable Commitment Fee" and the "Applicable Margin"), Interest Expense shall include the interest paid by the Borrower in respect of the Subordinated Debentures (and exclude the corresponding distributions on the Convertible Trust Preferred Securities to the extent such distributions are ever determined to constitute interest expense of the Borrower and its Subsidiaries on a consolidated basis in accordance with
GAAP)" immediately preceding the period (".") at the end of such definition.

         (d) The definition of "Net Equity Proceeds" in Section 1.1 of such
Article is hereby amended by inserting a new sentence at the end of such definition, which sentence shall read as follows:

         "Notwithstanding anything to the contrary herein, a conversion of the Subordinated Debentures by the Borrower into its common stock in accordance with the terms of the Convertible Subordinated Debenture Indenture shall not be deemed to result in any `Net Equity Proceeds'.".

         SUBPART 2.2. AMENDMENT TO ARTICLE VII OF THE EXISTING CREDIT AGREEMENT.
Article VII of the Existing Credit Agreement is hereby amended pursuant to this SUBPART 2.2.

         SUBPART 2.2.1. SECTION 7.2.2. Section 7.2.2 of such Article is hereby amended by

                  (a) deleting the word "and" following the semicolon (";") at the end of clause (i) of such Section;

                  (b) inserting new clause (j) in such Section which new clause shall read in its entirety as follows:

                           "(j) unsecured Indebtedness of the Borrower in
                  respect of (i) the Subordinated Debentures in an aggregate principal amount not to exceed $47,425,000 and (ii) the Convertible Trust Preferred Securities Guaranty (provided that the maximum principal amount of Indebtedness guaranteed by the Borrower thereunder shall not exceed an amount equal to $47,425,000; and";

                  (c) relettering the original clause (j) of such Section to be clause (k); and

                  (d) inserting the words "permitted by CLAUSES (e), (f), (g),
         (h), (j) or (k)" in lieu of the words "permitted by CLAUSES (e), (f),
         (g), (h) or (j)" in the proviso to such Section.

         SUBPART 2.2.2. SECTION 7.2.4. Section 7.2.4 of such Article is hereby amended in its entirety to read as follows:

         "SECTION 7.2.4. FINANCIAL COVENANTS.

                  (a) LEVERAGE RATIO. The Borrower will not permit the Leverage Ratio as of the end of any Fiscal Quarter occurring during any period set forth below to be greater than the ratio set forth opposite such period:

                       Period                     Leverage Ratio
                       ------                     --------------

                 Closing Date through 9/30/98         4.25:1
                 10/1/98 through 6/30/99              3.75:1
                 7/1/99 through 9/30/00               4.00:1
                 10/1/00 through 9/30/01              3.75:1
                 10/1/01 and thereafter               3.50:1.

                  (b) FIXED CHARGE COVERAGE RATIO. The Borrower will not permit the Fixed Charge Coverage Ratio as of the end of any Fiscal Quarter occurring during any period set forth below to be greater than the ratio set forth opposite such period:

                       Period                  Fixed Charge Coverage Ratio
                       ------                  ---------------------------

                 Closing Date through 3/31/98           1.00:1
                 4/1/98 through 6/30/99                 1.30:1
                 7/1/99 through 9/30/00                 1.15:1
                 10/1/00 and thereafter                 1.20:1;

         PROVIDED, that for purposes of computing the Fixed Charge Coverage Ratio for any period commencing with the Fiscal Quarter ending June 30, 1998, "Capital Expenditures" shall not include any expenditures for the purchase of Rental Equipment made during such period which, in accordance with GAAP, would be classified as capital expenditures."

         SUBPART 2.2.3. SECTION 7.2.5. Section 7.2.5 of such Article is hereby amended by:

                  (a) deleting the word "or" following the semicolon (";") at the end of clause (g) of such Section;

                  (b) relettering clauses (i) and (j) of such Section to be clauses (j) and (k), respectively;

                  (c) inserting the word "or" following the semicolon ";" at the end of clause (h) of such section.

                  (d) inserting a new clause (i) into such Section, which new clause (i) shall read in as follows:

                           "(i) Investments made by the Borrower on the Fourth
                  Amendment Effective Date in Trust Common Securities, to the extent that (i) such Trust Common Securities do not constitute in excess of 3.0% of the outstanding Trust Common Securities and Convertible Trust Preferred Securities and (ii) the consideration therefor consists of Subordinated Debentures having a face amount equal to the liquidation preference thereof;" and

                  (e) amending clause (j) of such Section which was relettered to be clause (k) by inserting the words "CLAUSES (c), (e),
         (f), (g), (h) or (i)" in lieu of the words "CLAUSES (c), (e), (f),
         (g),or (h)" in such clause .

                                  PART III

                        AFFIRMATION AND CONSENT

         SUBPART 3.1. ACKNOWLEDGMENT AND REAFFIRMATION. Each of the Consenting Obligors hereby acknowledges the amendments to the Existing Credit Agreement pursuant to the terms and provisions set forth in this Amendment. Each of the Consenting Obligors hereby reaffirms, as of the Fourth Amendment Effective Date,
(i) the covenants and agreements contained in each Loan Document to which it is a party, including, in each case, as such covenants and agreements may be modified by this Amendment, (ii) its grant of a security interest pursuant to the applicable Loan Document to which it is a party and (iii) its guarantee of payment of the Obligations pursuant to the Subsidiary Guaranty.

         SUBPART 3.2. REPRESENTATIONS AND WARRANTIES, ETC. Each of the Borrower and the Consenting Obligors hereby certifies that, as of the date hereof and the Fourth Amendment Effective Date, the representations and warranties made by it in the Loan Documents to which it is a party are true and correct in all material respects with the same effect as if made on the date hereof (unless stated to relate solely to an earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date).

         SUBPART 3.3. LOAN DOCUMENTS. Each of the Consenting Obligors further confirms that each Loan Document is and shall continue to be in full force and effect and the same is hereby ratified and confirmed in all respects, except that upon the occurrence of the Fourth Amendment Effective Date, all references in each such Loan Document to the "Credit Agreement", "Loan Documents", "thereunder", "thereof", or words of similar import shall mean the Credit Agreement and the Loan Documents, as the case may be, in each case after giving effect to the amendments and other modifications provided for in this Amendment.

         SUBPART 3.4. COURSE OF DEALING, ETC. Each of the Consenting Obligors hereby acknowledges and agrees that the acceptance by the Agents and each Revolving Lender of this document shall not be construed in any manner to establish any course of dealing on the Agents' or Revolving Lender's part, including the providing of any notice or the requesting of any acknowledgment not otherwise expressly provided for in any Loan Document with respect to any future amendment, waiver, supplement or other modification to any Loan Document or any arrangement contemplated by any Loan Document.

                                  PART IV

                       CONDITIONS TO EFFECTIVENESS

         SUBPART 4.1. AMENDMENT EFFECTIVE DATE. This Amendment shall become effective as of the date (the "FOURTH AMENDMENT EFFECTIVE DATE") each of the conditions precedent set forth in this Subpart 4.1 are satisfied to the reasonable satisfaction of the Facility Agent no later than __November 30, 1999.

         SUBPART 4.1.1. AMENDMENT. The Facility Agent shall have received counterparts of this Amendment duly executed by the Borrower, the Consenting Obligors and the Required Revolving Lenders.

         SUBPART 4.1.2. ISSUANCES CONSUMMATED. (a) The issuance of the Convertible Trust Preferred Securities shall have been consummated, and concurrently with the receipt of such gross cash proceeds, the Trust shall have used all of such gross cash proceeds to purchase the Subordinated Debentures.

         (b) The issuance of the Subordinated Debentures shall have resulted in Net Debt Proceeds of at least $20,000,000, and concurrently with the receipt of such Net Debt Proceeds, the Borrower shall have concurrently delivered to the Facility Agent a calculation of the amount of such Net Debt Proceeds and used such Net Debt Proceeds to make a mandatory prepayment of all Revolving Loans that are outstanding on the date of such prepayment; PROVIDED, HOWEVER, that if such prepayment would cause any Revolving Lender to incur any loss or expense as contemplated under Section 4.3, then such prepayment shall be held by the Borrower and paid on the last day of the Interest Period for the Loan(s) of such affected Revolving Lender and all other Revolving Loans having the same Interest Period as such Loan(s) of such Revolving Lender.

         SUBPART 4.1.3. AMENDMENT EFFECTIVE DATE CERTIFICATE. The Facility Agent shall have received, with counterparts for each Lender, an Amendment Effective Date Certificate, substantially in the form of ANNEX I hereto, dated the Fourth Amendment Effective Date and duly executed and delivered by an Authorized Officer of the Borrower, in which certificate the Borrower shall agree and acknowledge that the statements made therein shall be deemed to be true and correct representations and warranties of the Borrower made as of such date under this Agreement, and, at the time such certificate is delivered, such statements shall in fact be true and correct in all material respects.

         SUBPART 4.1.4. RELATED DEBENTURE DOCUMENTS, ETC. The Facility Agent shall have received (with copies for each Lender that shall have expressly requested copies thereof) copies of fully executed copies of the Convertible Subordinated Debenture Documents and the Convertible Trust Preferred Securities Documents (collectively, the "RELATED DEBENTURE DOCUMENTS"), certified to be true and complete copies thereof by an Authorized Officer of the Borrower. The Related Debenture Documents shall be in full force and effect and shall not have been modified or waived in any material respect, nor shall there have been any forbearance to exercise any material rights with respect to any of the terms or provisions relating to the conditions to the consummation of the issuance of the Subordinated Debentures and the Convertible Trust Preferred Securities as set forth in the Related Debenture Documents unless otherwise agreed to by the Facility Agent.

         SUBPART 4.1.5. FINANCIAL INFORMATION, ETC. The Facility Agent shall have received, with counterparts for each Lender,

                  (a) a PRO FORMA opening consolidated balance sheet of the Borrower, its Subsidiaries and the Trust as of the Fourth Amendment Effective Date, certified by the chief financial Authorized Officer of the Borrower, giving effect to the consummation of the issuance of the Subordinated Debentures and the Convertible Trust Preferred Securities and the other transactions contemplated by this Amendment and reflecting the proposed capital structure of the Borrower, which capital structure shall be reasonably satisfactory in all respects to the Facility Agent; and

                  (b) a certificate executed by the chief financial Authorized Officer of the Borrower in form and detail reasonably satisfactory to the Facility Agent, evidencing that the Pro Forma Interest Coverage Ratio (for the most recently ended four full Fiscal Quarters for which internal financial statements are available immediately preceding the Fourth Amendment Effective Date) would be at least 2.25 to 1.00 calculated on a PRO FORMA basis as if the Indebtedness evidenced by the Subordinated Debentures was incurred on the first day of such period.

         SUBPART 4.1.6. LITIGATION. There shall exist no pending or threatened material litigation, proceedings or investigations which (x) would contest the consummation of either the issuance of the Subordinated Debentures or the Convertible Trust Preferred Securities or the amendments to be effected hereunder or (y) could reasonably be expected to have a Material Adverse Effect.

         SUBPART 4.1.7. NO DEFAULT. No Default shall have occurred and be continuing under the Credit Agreement.

         SUBPART 4.1.8. MATERIAL ADVERSE EFFECT. Since December 31, 1998, there shall not have been any event, circumstance or condition which could reasonably be expected to have a Material Adverse Effect.

         SUBPART 4.1.9. PAYMENT OF FEES AND EXPENSES. The Facility Agent shall have received the amendment fee agreed to the Borrower and the Facility Agent (for the benefit of the Revolving Lenders) on the aggregate amount of the Revolving Loan Commitment Amounts of the Revolving Lenders that have delivered to the Facility Agent a duly executed counterpart of this Amendment, which fee shall be for the pro rata account of each such Revolving Lender. In addition, the Borrower hereby agrees to pay and reimburse the Facility Agent for all its reasonable fees and expenses incurred in connection with the negotiation, preparation, execution and delivery of this Amendment and related documents, including all reasonable fees and disbursements of counsel to the Facility Agent.

         SUBPART 4.2. LEGAL DETAILS. The Facility Agent and their counsel shall have received all information, and such counterpart originals or such certified or other copies of such materials, as the Facility Agent or its counsel may reasonably request, and all legal matters incident to the effectiveness of this Amendment shall be satisfactory to the Facility Agent and its counsel. All documents executed or submitted pursuant hereto or in connection herewith shall be reasonably satisfactory in form and substance to the Facility Agent and its counsel.

                                  PART V

                              MISCELLANEOUS

         SUBPART 5.1. LIMITATION. Except as expressly provided hereby, all of the representations, warranties, terms, covenants and conditions of the Existing Credit Agreement and each other Loan Document shall remain unwaived and shall continue to be, and shall remain, in full force and effect in accordance with their respective terms. The modifications and consents set forth herein shall be limited precisely as provided for herein, and shall not be deemed to be a waiver of, consent to or modification of any other term or provision of the Existing Credit Agreement or of any term or provision of any other Loan Document or other instrument referred to therein or herein, or of any transaction or further or future action on the part of the Borrower or any other Person which would require the consent of the Agents or any of the Revolving Lenders under the Existing Credit Agreement or any such other Loan Document or instrument.

         SUBPART 5.2. CROSS-REFERENCES. References in this Amendment to any Part or Subpart are, unless otherwise specified, to such Part or Subpart of this Amendment. References in this Amendment to any Article or Section are, unless otherwise specified, to such Article or Section of the Existing Credit Agreement.

         SUBPART 5.3. LOAN DOCUMENT PURSUANT TO EXISTING CREDIT AGREEMENT. This Amendment is a Loan Document executed pursuant to the Existing Credit Agreement and shall (unless otherwise expressly indicated therein) be construed, administered and applied in accordance with all of the terms and provisions of the Existing Credit Agreement, as amended hereby, including Article X thereof.

         SUBPART 5.4. SUCCESSORS AND ASSIGNS. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

         SUBPART 5.5. COUNTERPARTS. This Amendment may be executed by the parties hereto in several counterparts, each of which when executed and delivered shall be an original and all of which shall constitute together but one and the same agreement.

         SUBPART 5.6. SUBSIDIARIES; TRANSACTION DOCUMENTS; SUBORDINATED DEBT. The Borrower hereby acknowledges and agrees for the benefit of all of the Lenders that

                  (a) following the Fourth Amendment Effective Date, (i) the definition of "Subsidiary" shall be construed to mean "with respect to any Person, any corporation, partnership or other business entity of which more than 50% of the outstanding Capital Stock (or other ownership interest) having ordinary voting power to elect a majority of the board of directors, managers or other voting members of the governing body of such entity (irrespective of whether at the time Capital Stock (or other ownership interests) of any other class or classes of such entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person; provided, however, that except as otherwise provided in CLAUSE (a)(ii) below, "Subsidiary" shall not include the Trust." and (ii) if the Trust engages in any business activity other than (A) issuing and selling the Convertible Trust Preferred Securities and Trust Common Securities, (B) using the proceeds from the sale of the Convertible Trust Preferred Securities and Trust Common Securities to acquire the Subordinated Debentures issued by the Borrower or (C) engaging in only those other activities necessary or incidental thereto, then the Trust shall be deemed to be a Subsidiary of the Borrower;

                  (b) the Indebtedness of the Borrower evidenced by the Convertible Subordinated Debenture Documents and the Convertible Trust Preferred Securities Guaranty constitute "Subordinated Debt" for purposes of Sections 7.2.6 and 7.2.11 of the Credit Agreement; and

                  (c) the Convertible Trust Preferred Securities Documents shall constitute "Transaction Documents" for purposes of Section 7.2.11 of the Credit Agreement.

         SUBPART 5.7. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

BORROWER:                          DAYTON SUPERIOR CORPORATION
--------
                                   By:_______________________________________
                                       Name:
                                       Title:

CONSENTING OBLIGORS:               SYMONS CORPORATION
-------------------
                                   By:_______________________________________
                                       Name:
                                       Title:

                                   DUR-O-WAL, INC.

                                   By:_______________________________________
                                       Name:
                                       Title:

                                   SYMONS CONCRETE FORMS, INC.

                                   By:_______________________________________
                                       Name:
                                       Title:

                                   BANK ONE,  N.A., as Facility Agent and a
                                     Revolving Lender

                                   By:_____________________________________
                                       Name:
                                       Title:



                                   BANK OF AMERICA NATIONAL TRUST AND
                                     SAVINGS ASSOCIATION, as Documentation
                                     Agent and a Revolving Lender

                                   By:_____________________________________
                                       Name:
                                       Title:


                                   NATIONAL CITY BANK (successor by merger to
                                     National City Bank, Dayton, formerly known as National City Bank of Dayton), as a Revolving Lender

                                   By:______________________________________
                                       Name:
                                       Title: